Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.'S

FIRST QUARTER 2005 EARNINGS PER SHARE TRIPLE

COMPARABLE 2004 EARNINGS

April 27, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that its first quarter 2005 earnings were $0.24 per share, tripling the $0.08 per share ($0.07 per share including the loss from discontinued operations) reported in the first quarter of 2004. All financial data in this release are reported in U.S. dollars, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended March 31, 2005 were $118,476,000 versus the $69,961,000 reported in the first quarter of 2004. Total gross profit was $26,731,000 (22.6% gross profit margin) in the first quarter of 2005 versus $14,849,000 (21.2% gross profit margin) in the first quarter of 2004. Income before discontinued operations was $5,714,000 in the first quarter of 2005 and $1,896,000 in the comparable period of 2004. Net income was $5,713,000 in 2005’s first quarter versus $1,768,000 in 2004’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2005 were earnings of $0.24 with 23,908,000 weighted average diluted common shares outstanding versus $0.08 with 23,710,000 weighted average diluted common shares outstanding in the first quarter of 2004.

Divisional pretax earnings from continuing operations in the first quarter of 2005 versus the first quarter of 2004 were: Fluids – $5,698,000 in 1Q 2005 and $3,878,000 in 1Q 2004; Well Abandonment & Decommissioning (WA&D) – $4,599,000 in 1Q 2005 and $363,000 in 1Q 2004; and, Production Enhancement (previously Testing & Services) – $5,378,000 in 1Q 2005 and $2,204,000 in 1Q 2004.

Financial data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, President & Chief Executive Officer, stated, “The strength of the quarter reflects the combination of an improving market for our products and services, coupled with added profits from our recent acquisitions. All three of our operating divisions experienced dramatic pretax earnings improvement from operations versus 2004: Fluids, up approximately 47%; WA&D, up approximately 1,167%; and, Production Enhancement, up about 144%.

“In Fluids, both volumes and pricing increased versus first quarter 2004 levels. These increases, coupled with the addition of profits from TCE, were the prime factors contributing to the quarterly improvement. The WA&D Division’s dramatic gains are reflective of the improved position of this Division in 2005 over 2004. Two main factors contributed to this improvement: non-seasonal demand for decommissioning work, and a profitable Inland Waters business unit. These higher earnings are even more impressive when you consider that Maritech’s earnings in the 2005 quarter were well below last year’s first quarter. During the first quarter of 2005, Maritech wrote off its interest in a Gulf of Mexico field, charging $1.9 million against earnings. Partially offsetting this was the sale of an ownership interest in another property, for a $0.5 million gain. The net resulting loss of about $1.4 million is approximately equal to $0.04 per share, after tax. In Production Enhancement, the primary factor leading to the earnings improvement was the contribution from Compressco.

“For the quarter, we recorded $1,025,000 of “other income.” This line item includes, among other things, our equity earnings in TCE’s joint venture and the gain from the sale of property interests by Maritech. We anticipate “other income” will continue to show profits from TCE’s joint venture throughout the year, as well as periodic sales of property interests by Maritech.

“Looking forward, we believe the strength from our first quarter is an indicator of what is to come in the remainder of 2005. In Fluids, both volumes and margins should increase with activity. During early 2005, we have continually experienced escalating costs for our brominated fluids. We anticipate that recent price increases will help to offset these costs and allow margins to return to more normal levels, for much of the remainder of the year. In WA&D, a combination of factors should benefit the next few quarters: recent contract awards and transactions that should allow us to reach or exceed budgeted levels of work for our offshore abandonment and decommissioning components in 2005; recent additions to Maritech’s production from reworked and newly drilled wells; and continued profitability from our Inland Waters business unit. For the remainder of 2005, we believe our Production Enhancement Division should enjoy increased profitability as our testing business continues to gain strength and Compressco continues its expansion.

“At the present time, we see no reason to modify the $1.30 – $1.60 per share estimated earnings range established by us in January. However, due to the factors enumerated above, we feel very secure in this range.

“We are aggressively adding capital to our growing businesses. Even with those expenditures, cash generation from our businesses allowed us to reduce our debt by approximately $11.5 million during the quarter, to about $132.2 million,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

	Three Months Ended March 31,
	2005	2004
	(In Thousands)
Revenues
Fluids Division	$52,058	$33,998
WA&D Division	42,205	22,756
Production Enhancement Division	24,276	13,319
Eliminations and other	(63)	(112)
Total revenues	118,476	69,961

Gross Profit
Fluids Division	10,113	7,387
WA&D Division	8,054	3,717
Production Enhancement Division	8,568	3,756
Eliminations and other	(4)	(11)
Total gross profit	26,731	14,849

General and administrative expense	17,559	11,934
Operating income	9,172	2,915

Interest expense (income), net	1,473	(94)
Other expense (income)	(1,025)	47

**Income before taxes and discontinued operations (A)	8,724	2,962

Provision for income taxes	3,010	1,066

Income before discontinued operations	5,714	1,896

Discontinued operations:
Loss from discontinued operations, net of taxes (A)	(1)	(128)

Net income	$5,713	$1,768

**Income before taxes and discontinued operations
Fluids Division	$5,698	$3,878
WA&D Division	4,599	363
Production Enhancement Division	5,378	2,204
Corporate overhead (includes interest expense)	(6,951)	(3,483)
Total	$8,724	$2,962

	Three Months Ended March 31,
	2005	2004
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.25	$0.09
Loss from discontinued operations	$(0.00)	$(0.01)
Net income	$0.25	$0.08

Weighted average shares outstanding	22,602	22,311

Diluted per share information:
Income before discontinued operations	$0.24	$0.08
Loss from discontinued operations	$(0.00)	$(0.01)
Net income	$0.24	$0.07

Weighted average shares outstanding	23,908	23,710

Depreciation, depletion and amortization (B)	$11,599	$6,372

(A) Information presented for each period reflects TETRA's Norwegian process services operations as discontinued operations.

(B) DD&A information for 2005 includes oil and gas property impairment under successful efforts accounting.

Balance Sheet	March 31, 2005	December 31, 2004
	(In Thousands)
Cash	$1,026	$6,103
Accounts receivable, net	96,305	86,544
Inventories	55,148	54,104
Other current assets	11,475	11,145
PP&E, net	218,930	223,020
Other assets	126,602	128,072
Total assets	$509,486	$508,988

Current portion of long-term debt	2	4
Other current liabilities	66,059	60,840
Long-term debt	132,206	143,754
Other long-term liabilities	70,769	68,209
Equity	240,450	236,181
Total liabilities and equity	$509,486	$508,988

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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